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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant  to Section  16(a) of the  Securities  Exchange  Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

------------------------------------------   -------------------------------------------  ------------------------------------------
1. Name and Address of Reporting Person      2. Date of Event         4.  Issuer Name and Ticker or Trading Symbol
                                                Requiring Statement
                                                (Month/Day/Year)
   Smiley    Martin           S.                August 21, 2000           mPhase Technologies, Inc. ("XDSL")
------------------------------------------   ------------------       --------------------------------------------------------------
(First)    (First)        (Middle)            3. IRS or Social         5. Relationship of Reporting Person  6. If Amendment, Date of
                                                Security Number          to Issuer (Check all applicable)     Original
 c/o mPhase Technologies, Inc.                 of Reporting          ______ Director  _______ 10% Owner       (Month/Day/Year)
 587 Connecticut Avenue                         Person                                                          10/26/00
------------------------------------------      (Voluntary)           ___X__  Officer  _______ Other
          (Street)                                                     (give title         (specify      7. Individual or Joint/
                                                                           below)              below)          Group
 Norwalk    Connecticut    06854                                       Executive Vice President, CFO         Filing (Check App-
------------------------------------------                             and General Counsel                     licable Line)
(City)     (State)     (Zip)                                                                                   _X_ Form filed by
                                                                                                               One Reporting Person
                                                                                                               ___ Form filed by
                                                                                                               More than One
                                                                                                               Reporting Person
                                             ------------------ ------------------------  ------------------------------------------

                                              Table I - Non-Derivative Securities Beneficially Owned
                           ---------------------------------------------------------------------------------------------------------
-------------------------- ---------------- ------------ ----------------------------------- --------------- ------------- ---------
1. Title of Security        2. Amount of     3. Owner-     4. Nature of
   (Instr. 4)                  Securities       ship         Indirect
                               Beneficially     Form:        Beneficial
                               owned            Direct       Ownership
                               (Instr. 4)       (D) or       (Instr. 5)
                                                Indirect
                                                (I)
                                                (Instr. 5)

-------------------------- ---------- ------ ----- ------------- ------ -------------- ---------------- ------------- --------------
-------------------------- ---------- ------ ----- ------------- ------ -------------- ---------------- ------------- --------------
------------------------- ---------- ------ ----- ------------- ------ -------------- ---------------- ------------- --------------


*    If the form is filed by more than one reporting person, see Instruction
     5(b)(v).

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.


FORM 3 (continued)

Table II - Derivative  Securities  Acquired,  Disposed of, or  Beneficially
Owned (e.g., puts, calls, warrants, options, convertible securities)

----------------- ---------- -----------------  ------------ ----------------- ------------
1.Title of Deri-  2.Date    3.Title and Amount  4.Conversion   5.Ownership      6.Nature of
vative Security   Exercis-    of Securities       or Exercise    Form of          Beneficial
(Instr.4)         able and    Underlying          Price of       Derivative       Indirect
                  Expiration  Derivative          Derivative     Security:        Ownership
                  Date        Security (Instr. 4) Security       Direct (D)       (Instr. 5)
                  (Month/Day/                                    or Indirect (I)
                  Year)                                          (Instr. 5)

                 ------ -----  ----------------
                 Date   Expi-   Title   Amount
                Exer-   ration          or Number
                cisable Date            of Shares

--------------  ------- -----  -------- -------- -------------------------------------------
Employee Stock   (1)   8/21/10  Common  125,000     $5.18           D
 Option                         Stock


Explanation of Responses:

(1) The options vest in four equal installments on February 21, 2001, August 21, 2001, February 21, 2002 and August 21, 2002.


                          By: /s/  Martin S. Smiley           October 30, 2000
                             -----------------------------    ----------------
                          **(Signature of Reporting Person)         Date



**Intentional  misstatements or omissions of facts  constitute  Federal
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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